Exhibit 99.1

Medicine Man Technologies to Acquire One of Colorado’s Top Award-Winning and Best-Selling Edible Producers

●	Strengthens Company’s portfolio with the manufacturers of leading high-quality, crafted cannabis edibles and extracts
●	Continues to establish itself as a vertically integrated operator with the latest acquisition announcement
●	Gains access in close to 600 Colorado dispensaries through the numerous award-winning products already distributed by the manufacturer

DENVER, August 19, 2019 /PRNewswire/ -- Medicine Man Technologies, Inc. (OTCQX: MDCL) ("Medicine Man Technologies" or the "Company"), today announced the entry into a binding term sheet to acquire one of Colorado’s most well-known edible and extracts companies.

Upon completion, the acquisition will expand Medicine Man Technologies’ portfolio to now include one of the state’s largest manufacturers of a nationwide, reputable lifestyle brand that has an extensive line of cannabis-infused extracts, edibles, and other wellness products. Terms of the transaction consist of shares of common stock and cash valued at approximately $17.25 million, or 1.25x anticipated annual revenue of $13.8 million. The acquisition is expected to close by the first half of 2020. The terms can also be referenced in the 8-K, which outlines the closing conditions and are conditioned upon the satisfaction or mutual waiver of certain conditions, including regulatory approval.

“This agreement will bring the manufacturer of numerous award-winning cannabis edibles and extracts under our umbrella, with existing distribution in close to 600 Colorado-based dispensaries,” said Andy Williams, Co-Founder and Chief Executive Officer of Medicine Man Technologies. “These manufacturers are the creators of branded products that are market segment leaders and have won numerous awards in a multitude of categories and will further establish our leadership in Colorado. Reaching critical economies of scale, while offering depth and breadth in all cannabis product segments, is incredibly important for our business model. This acquisition, along with the others currently pending, will undoubtedly get us closer to building a vertically integrated, leading operator in Colorado. We are excited about the numerous cross-selling opportunities. This transaction will allow our products to access the massive retail reach this cannabis manufacturer already enjoys. It is our laser-focus and commitment to becoming the region’s largest producer and supplier of cannabis and cannabis products. With each acquisition, we add key industry pioneers with a similar vision and vital experience that will ultimately prove compelling to our success.”

For more information about Medicine Man Technologies, please visit https://www.medicinemantechnologies.com.

About Medicine Man Technologies
Denver, Colorado-based Medicine Man Technologies (OTCQX: MDCL) is a rapidly growing provider of cannabis consulting services, nutrients and supplies.  The Company’s client portfolio includes active and past clients in 20 states and 7 countries throughout the cannabis industry. The Company has entered into agreements to become one of the largest vertically integrated seed-to-sale operators in the global cannabis industry.  Current agreements will enable Medicine Man Technologies to offer cultivation, extraction, distribution and retail pharma-grade products internationally.  The Company's intellectual property includes the ""Three A Light"" methodology for cannabis cultivation and pending acquisition candidate MedPharm's GMP-certified facility, which has the first cannabis research license to conduct clinical trials in the United States. Management includes decades of cannabis experience, a unique combination of first movers in industrial cannabis and proven Fortune 500 corporate executives.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services; (ii) our ability to complete and integrate acquisitions; (iii) general industry and economic conditions; and (iv) our ability to access adequate financing on terms and conditions that are acceptable to us, as well as other risks identified in our filings with the SEC. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:
ir@medicinemantechnologies.com
1-866-348-1997